ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”), dated as of April 24th, 2025, is by and between FRANKLIN DISTRIBUTORS, LLC (“Distributor”), organized under the laws of Delaware and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York domiciled life insurance company (the “Company”).

WITNESSETH:

WHEREAS, Franklin Value Investors Trust (the “Fund”) is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”) that offers several series for which Franklin Mutual Advisers, LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended serves as the investment adviser; and

WHEREAS, the Company issues variable life policies and/or variable annuity contracts (collectively, the “Contracts”) and has established certain separate accounts (the “Separate Accounts”) for the purpose of funding these Contracts; and

WHEREAS, the Company has entered into a participation agreement, as may be amended from time to time, with the Fund (the “Fund Participation Agreement”), pursuant to which the Fund has agreed to make shares of its series (the “Series”) available for purchase by one or more of the Separate Accounts, in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS the Separate Accounts are registered with the SEC as unit investment trusts under the Act and rely on Section 12(d)(1)(E) of the Act to permit investment in the Series of the Fund and to operate as a two-tier investment company; and

WHEREAS, the Distributor desires to retain the Company to provide, or arrange to provide, the administrative and shareholder services specified in Exhibit A, as attached hereto (the “Services”), to the Fund in connection with the Series, [the shares of which are beneficially owned by Contract owners]; and

WHEREAS, the Company desires to provide such Services on the terms and conditions hereinafter set forth, and the Company is willing to furnish such Services for the compensation set forth herein; and

WHEREAS, the Company expects that the Fund and its Series can derive certain benefits from the Company’s performance of the Services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees as follows:

1.  Services. The Company agrees to perform, or arrange to perform, some or all of the administrative and shareholder services specified in Exhibit A (the “Services”), as may be amended from time to time. The Distributor agrees to pay or cause to be paid to the Company a fee equal to an annual rate of the average daily net assets of the Series that are held by the Separate

Accounts as specified in Schedule I. Such fee shall be accrued monthly based on average daily net assets and paid on a quarterly basis. The Distributor shall make such payment to the Company, without demand or notice by the Company, within 30 days after the end of each calendar quarter.

2.  Nature of Payments. The Parties agree that the Distributor’s payments to the Company are for administrative and/or shareholder services only, do not constitute payment in any manner for investment advisory or distribution services, including in connection with the distribution of the Contracts or of the shares of the Fund, and are not otherwise related to investment advisory or distribution services or expenses. The Distributor shall make the payments to the Company from the Distributor’s own resources, including, but not limited to, profits earned under its Investment Advisory and Management Agreement with the Fund. Nothing herein shall preclude the Fund from making payments to the Company and/or its principal underwriter under agreements relating to a plan adopted pursuant to Rule 12b-1 of the Act for the services described therein or pursuant to agreements otherwise approved by the Fund’s board of directors.

3.  Expenses. Each party will bear all expenses in connection with the performance of its obligations under this Agreement.

4.  Company not an Agent. It is understood and agreed that in performing the Services under this Agreement the Company, acting in its capacity described herein, shall at no time be acting as an agent for the Distributor or the Fund.

5.  Written Reports. The Company will provide the Distributor with such information as the Distributor may reasonably request and will cooperate with and assist the Distributor in the preparation of reports, if any, to be furnished to the Fund Board of the Board of the Fund in conjunction with the Contracts or other aspects of the Fund concerning this Agreement, the Services provided and any fees or compensation paid or payable pursuant hereto, in addition to any other response or filings that may be required by law.

6.  Termination. With respect to any Separate Account and the Fund or any Series, this Agreement may be terminated upon mutual agreement of the parties hereto in writing. Either party to this Agreement may terminate the Agreement with 180 days’ prior written notice, without the payment of any penalty.

This Agreement will terminate automatically with respect to any Separate Account and Fund or Series covered under a Fund Participation Agreement upon termination of such Fund Participation Agreement; provided, however, that the obligations in this Agreement shall survive with respect to the Fund or Series for as long as assets of such Fund or Series remain invested through a Separate Account (e.g., for Contracts in effect on the effective date of termination of a Fund Participation Agreement) and the Company continues to provide the Services with respect to the Fund or Series. Upon redemption of such assets, and provided that the Fund no longer continues to make Series shares available pursuant to a Fund Participation Agreement, this Agreement and all obligations hereunder shall terminate automatically.

Termination of this Agreement with respect to one Separate Account does not affect the continuation of this Agreement with respect to any other Separate Account.

7.  Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. To the extent required by applicable law, any such amendments shall be subject to appropriate regulatory requirements or approvals.

8.  Indemnification. The Company agrees to indemnify and hold harmless the Distributor and its officers, directors, employees and agents (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the performance or non-performance by the Company under this Agreement.

The Distributor agrees to indemnify and hold harmless the Company, the Separate Accounts and their respective officers, directors, employees and agents (collectively, the “Indemnified Parties) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to a performance or non-performance by the Distributor under this Agreement.

9.  Miscellaneous

(a)   Successors and Assigns; Assignment This Agreement shall be binding upon the parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successor and assigns. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party. To the extent required by applicable law, any such assignments shall be subject to appropriate regulatory requirements or approvals.

(b)   Applicable Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

(c)   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

If to the Company:

The United States Life Insurance Company in the City of New York

Attn: General Counsel

2919 Allen Parkway, L4-01

Houston, TX 77019

Email: saamcolegal@corebridgefinancial.com

With a copy to:

Mallary Reznik

21650 Oxnard Street, Suite 750

Woodland Hills, California 91367

Attn: Mallary Reznik

Email: mallary.reznik@corebridgefinancial.com

If to the Distributor

Franklin Distributors, LLC

Attn: Intermediary Client Onboarding

100 First Stamford Place, 5th Floor

Stamford, CT 06902

Email: us_ico@franklintempleton.com

(d)  Entire Agreement. This Agreement, including Schedule 1 and Exhibit A and constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule 1 may be replaced from time to time with a new Schedule l, as appropriate, to accurately reflect any changes in the Fund available as investment vehicles under the Fund Participation Agreement.

(e)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(f)  Effective Date. This Agreement shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided below.

(g)  Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

By:	/s/ Barbara Rayll
Name: Barbara Rayll
Title: Vice President, Business Case Development

FRANKLIN DISTRIBUTORS, LLC

By:	/s/ Robert Smith
Name: Robert Smith
Title: Head of Business Administration

SCHEDULE I

SERIES OF FUND

AVAILABLE FOR PURCHASE

BY

THE UNITED STATES LIFE INSURANCE COMPANY

IN THE CITY OF NEW YORK

UNDER THIS AGREEMENT

(As of May 1, 2025 except as otherwise indicated below)

Separate Account	Series Name	Fee
USL Separate	Franklin Small Cap Value Fund –	0bps
Account RS	Class R6

The parties hereto agree that this Schedule I may be revised and replaced as necessary to accurately reflect the Series of the Fund covered under this Agreement. Such agreement shall be reflected in a written acknowledgement executed by all Parties.

EXHIBIT A

Services

Maintenance of books and records

•	Maintain an inventory of shares purchased to assist the Fund’s transfer agent in recording issuance of shares.

•	Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase and redemption orders).

•	Reconciliation and balancing of the Company’s separate accounts at the Series level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•	Determination of net amount of cash flow into each Series.

•	Reconciliation and notification to the Fund of net purchase orders (wire) and confirmation thereof.

Redemption orders

•	Determination of net amount required for redemptions by the Series.

•	Reconciliation and notification to the Fund of cash required for net redemption orders and confirmation thereof.

Reports

•

Upon reasonable request, provide reporting to the Fund and its Boards of Directors, in relation to trading activity, compliance with the terms of the Fund Participation Agreement between the parties and other regulatory and compliance matters.

Other administration support

•	Assistance with Fund proxy solicitations, specifically with respect to soliciting voting instructions from contract owners.

•	Sub-accounting services.

•	Providing other administrative support to the Fund as mutually agreed between the Company from time to time.

•	Upon reasonable request, preparation of reports to third-party reporting services.

Exhibit A-1

Shareholder services

•	When required, distribution of shareholder reports, annual prospectuses, and annual statements of additional information to existing Contract owners (but not to prospective investors);

•	The preparation, printing and distribution of reports of values to owners of Contracts who have contract values allocated to the Series;

•

Compensating financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses solely in connection with their provision of the types of services covered by this Agreement;

•	Receiving and answering correspondence from existing Contract owners (including requests for prospectus and statements of additional information for the Fund);

•	Answering questions about the Series from existing Contract owners;

•	Preparation of subaccount performance figures for subaccounts investing in the Series;

Other shareholder services as mutually agreed upon by parties.

Exhibit A-2